Exhibit 99.1

CONSENT TO REFERENCE IN REGISTRATION STATEMENT

September 22, 2021

Lucid Diagnostics Inc.

One Grand Central Place

Suite 4600

New York, New York 10165

Lucid Diagnostics Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the closing of the offering described in the prospectus.

Sincerely,

Ronald M. Sparks
(Name)

/s/ Ronald M. Sparks
(Signature)